UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2014

CERUS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-21937	68-0262011
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2550 Stanwell Drive

Concord, California 94520

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (925) 288-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) On March 24, 2014, the Board of Directors (the “Board”) of Cerus Corporation (the “Company”), at the recommendation of the Nominating and Corporate Governance Committee of the Board, elected Frank Witney, Ph.D., to the Board effective immediately. Dr. Witney will serve in the class of directors whose term of office expires at the Company’s 2015 annual meeting of stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. Also effective March 24, 2014, Dr. Witney was appointed to serve on the Compensation Committee of the Board (the “Compensation Committee”). Dr. Witney has served as the President and Chief Executive Officer, and as a member of the Board of Directors, of Affymetrix, Inc, since July 2011.

Pursuant to the Company’s Non-Employee Director Compensation Policy, adopted by the Board on February 14, 2014 (the “Director Policy”), as a non-employee member of the Board, Dr. Witney is entitled to receive an annual cash retainer in the amount of $40,000 for service as a Board member and will be reimbursed for reasonable expenses incurred in attending meetings of the Board. Also under the Director Policy, Dr. Witney is entitled to an additional annual cash retainer of $8,000 for his service on the Compensation Committee. Both annual amounts will be paid in quarterly installments, with the amount for the first quarter paid on a prorated basis for the portion of the quarter for which he served on the Board and Compensation Committee. As a non-employee director, Dr. Witney is not entitled to perquisites or retirement benefits.

In connection with his election, Dr. Witney received an initial stock option grant under the Company’s 2008 Equity Incentive Plan, as amended (the “2008 Plan”), to purchase 45,000 shares of the Company’s common stock pursuant to the Director Policy on March 24, 2014 (the “Initial Option”). The Initial Option vests in equal monthly installments over a four-year period. Dr. Witney will also automatically receive pursuant to the Director Policy an option to purchase 30,000 shares of common stock under the 2008 Plan on the first trading day following each annual meeting of the stockholders of the Company if he is serving as a non-employee director as of such date (the “Annual Option”). The Annual Option will vest in twelve equal monthly installments beginning one month from the date of grant, with full vesting to occur on the earlier of one year from the grant date, or the trading day immediately prior to date of the next annual meeting. Annual option grants under the Director Policy are non-discretionary. All options granted pursuant to the Director Policy have a term of ten years, have an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant and are subject to the terms of the 2008 Plan. In the event of a “change in control” of the Company, as defined by the 2008 Plan, all outstanding options held by Dr. Witney will become fully vested immediately prior to such change in control event, subject to Dr. Witney’s “continuous service”, as defined by the 2008 Plan, to the Company at such time.

In connection with Dr. Witney’s election to the Board, he and the Company entered into the Company’s standard indemnity agreement for the Company’s directors and officers, which requires the Company to indemnify Dr. Witney, under the circumstances and to the extent provided for therein, against certain expenses and other amounts incurred by Dr. Witney as a result of being made a party to certain actions, suits, proceedings and the like by reason of his position as a director of the Company.

A copy of the press release announcing the appointment of Dr. Witney to the Board is attached as Exhibit 99.1 to this current report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

99.1	Press Release, dated March 25, 2014, entitled “Frank Witney Joins Cerus Board of Directors.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERUS CORPORATION

Dated: March 25, 2014	By:	/s/ Kevin D. Green
Kevin D. Green
Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated March 25, 2014, entitled “Frank Witney Joins Cerus Board of Directors.”